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                                                                      EXHIBIT 11



                                 LEAPNET, INC.


             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

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
                                                           Three Months Ended July 31,           Six Months Ended July 31,
                                                           ---------------------------     -------------------------------
                                                              1999             1998              1999                 1998
                                                              ----             ----              ----                 ----
Net income                                                 576,326             73,894            364,640             88,880

Weighted average number of common
   shares outstanding during period                     14,138,877         13,640,866         14,135,331         13,644,866

Net shares issuable upon exercise of
   dilutive outstanding stock options                       52,248            348,802             52,373            348,802
                                                     -------------      -------------      -------------     --------------
Shares used in Diluted per share
   calculation                                          14,191,125         13,989,668         14,187,704         13,993,668

Basic earnings per common share                         $     0.04           $   0.01         $     0.03          $    0.01

Diluted earnings per common share                       $     0.04           $   0.01         $     0.03          $    0.01
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